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                                                                    EXHIBIT 99.3



                                   CONSENT OF

                     CREDIT SUISSE FIRST BOSTON CORPORATION

Board of Directors
VERITAS Software Corporation
1600 Plymouth Street
Mountain View, California 94043

Members of the Board:

     We hereby consent to the inclusion of (i) our opinion letter, dated March 29, 2000, to the Board of Directors of VERITAS Software Corporation (the "Company") as Annex F to the joint proxy statement/prospectus included in the Registration Statement of the Company on Form S-4 (the "Registration Statement") relating to the proposed merger involving the Company and Seagate Technology, Inc., and (ii) references made to our firm and such opinion in the Registration Statement under the captions entitled "QUESTIONS AND ANSWERS FOR VERITAS STOCKHOLDERS", "SUMMARY -- Opinion of VERITAS' Financial Advisor", "SPECIAL FACTORS REGARDING THE LEVERAGED BUYOUT AND THE MERGER -- Background of the Leveraged Buyout and the Merger", "SPECIAL FACTORS REGARDING THE LEVERAGED BUYOUT AND THE MERGER -- Consideration of the Merger by
VERITAS -- Recommendation of the Board of Directors of VERITAS", "SPECIAL FACTORS REGARDING THE LEVERAGED BUYOUT AND THE MERGER -- Consideration of the Merger by VERITAS -- Opinion of VERITAS' Financial Advisor" and "THE MERGER AGREEMENT AND THE MERGER -- Representations and Warranties". In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are "experts" with respect to any part of the Registration Statement for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

CREDIT SUISSE FIRST BOSTON CORPORATION


By: /s/ GEORGE F. BOUTROS

    ---------------------------------------
    Name: George F. Boutros
    Title: Managing Director


Date: July 12, 2000